Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO WEATHERS ROUGH QUARTER,
POSTS SALES, EARNINGS GAINS FOR YEAR

CRANFORD, NJ, March 14, 2012 – Metalico, Inc. (NYSE Amex: MEA) today announced increases in its 2011 sales, net income and earnings per share over 2010 despite a lackluster fourth quarter.

For the year ended December 31, 2011, the Company posted net income of $17.4 million, or $.37 per share, on revenues of $661 million, as compared to net income of $13.5 million or $.29 per share on revenues of $553 million for the year ended December 31, 2010. Operating income slipped by 11% to $32.6 million for the year just ended from $36.5 million in 2010.

The Company said the fourth quarter results were impacted by lower volumes and sluggish pricing which affected metal margins.

2011 Highlights

The Company achieved these results for the year, in all cases compared to 2010:

•	Revenues of $661 million, up 19% from $553 million.

•	Operating income decreased 11% to $32.6 million.

•	EBITDA (defined below) of $49 million, a drop of 7%.

•	Net income of $17.4 million, a 29% increase over $13.5 million.

•	Fully diluted earnings per share of $0.37, compared to $0.29.

•	Record ferrous shipments of 534,600 gross tons, up 19% from 450,800 gross tons.

•	Record non-ferrous and Minor Metals shipments of 143 million pounds, up slightly from the prior year.

Q4 Result Highlights Year-to-Year

Year-over-year comparison to the fourth quarter of 2010 reflects lower margins on shipments. Platinum Group Metals (PGM) and non-ferrous scrap shipments declined in the period.

•	Sales decreased 4% to $131.7 million from $137.6 million.

•	Operating loss of $2.3 million compared to income of $6.6 million.

•	Net loss of $3.1 million compared to net income of $1.0 million.

•	Earnings per share loss of $.06 compared to net income of $.02.

•	EBITDA (defined below) fell to $2.1 million from $10.9 million.

•	Shipments up 6% for ferrous scrap but down 3% for non-ferrous.

•	PGM volumes decreased 28% to 27,000 troy ounces from 37,700 troy ounces.

•	Minor Metal shipments slipped 1% to 494,000 pounds.

•	Lead product shipments fell 20% to 8.6 million pounds.

Result Drivers in the Period

The Company’s ferrous and non-ferrous recycling business continued to perform profitably, but at reduced metal margins as compared to the prior year. Operating income suffered from intense competition which pressured gross margins. For the year, metals recycling contributed 95% of operating income on 89% of consolidated revenues.

PGM recycling was impacted by increased competition for restricted supply and volatile metal pricing. The result was fewer units purchased and pressured margins, contributing to a 21% decline in segment income from the prior year. Molybdenum selling prices fell through the year, adversely impacting margins.

Lead commodity prices were stable through much of the year but fell during the fourth quarter. A change in Metalico’s product mix, coupled with selective cost pass-throughs, kept average selling prices relatively unchanged. Year-over-year volume sold slipped 2% to 44.8 million pounds.

Commenting on the results, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Although we were satisfied with our record performance in the first half of the year, our results over the second half were disappointing amidst deteriorating scrap prices and stiff competition which pressured margins.

“PGM and ferrous scrap margins and volumes were the major sources of underperformance in the fourth quarter and as a result are the two areas we are squarely focused on to restore margins and profitability.”

He continued, “Early 2012 results indicate that more disciplined buying and constant monitoring of margins, combined with operational changes that have been instituted, are having a positive impact. But we still have more work to do.”

Agüero added, “Fundamentally our business is sound and improving although in a tough and demanding operating environment. Metalico has many positive things in the works which make us optimistic that 2012 should be a year of growth and improved profitability. We will continue executing with the focus and strategy that Metalico has traditionally been accustomed to.”

Segment Reporting

As of January 1, 2011, the Company began reporting three operating segments: Scrap Metal Recycling; PGM and Minor Metals Recycling; and Lead Fabricating. Platinum Group Metals include platinum, palladium, and rhodium, and Minor Metals include molybdenum, tantalum, tungsten, niobium, rhenium, manganese and chrome.

The component operations of the PGM and Minor Metals Recycling segment were previously reported under the Scrap Metal Recycling Segment. For the three months and years ended December 31, 2010, the information reported below has been adjusted to reflect comparative information. Corporate and other includes the cost of providing and maintaining corporate administrative functions.

Listed below is segment financial data, after allocation of corporate overhead, for the three months and years ended December 31, 2011 and 2010:

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
(in thousands)	For the three months ended December 31, 2011
Revenues from external customers	$75,816	$41,888	$14,016	$—	$131,720
Operating income (loss)	(1,802)	(699)	(218)	392	(2,327)

	For the three months ended December 31, 2010
Revenues from external customers	$68,112	$53,239	$16,292	$—	$137,643
Operating income (loss)	2,808	2,902	430	433	6,573

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
	For the year ended December 31, 2011
Revenues from external customers	$389,067	$199,248	$72,592	$—	$660,907
Operating income (loss)	23,664	7,414	2,241	(747)	32,572

	For the year ended December 31, 2010
Revenues from external customers	$297,346	$190,545	$65,362	$—	$553,253
Operating income (loss)	24,130	11,446	1,110	(196)	36,490

See Table I – Unit Shipment Comparison, below, for changes in sequential and year-over-year unit volumes shipped. Table II – Unit Price Comparison, also below, compares selling prices for sequential and year-over-year unit prices.

Balance Sheet Highlights

The Company had cash on hand of $5.9 million at the end of the year and currently has $50 million of availability of revolving credit after amending the facility in February. Working capital of $115.2 million at December 31, 2011 shows continued strong liquidity compared to $109.5 million at December 31, 2010. Metalico’s debt to equity ratio improved to .67, compared to .75 at the start of 2011. Shareholders’ equity increased by $24.6 million to $191.9 million from $167.3 million at the prior year-end.

During 2011 Metalico invested $27.5 million in capital expenditures while debt increased by only $2.8 million to $128.8 million. Metalico made significant capital investments in its facilities and operations through purchases of heavy equipment and transportation equipment, including a fleet of 96 rail cars currently being upgraded and placed into service, and most significantly the construction of the new shredding facility near Buffalo, New York.

The previously announced amendment to Metalico’s senior secured credit agreement provides for an increase in the maximum amount available under the revolving credit facility to $110 million, up from $70 million. The amendment also reduces interest rates by 0.5% and allows for increases in permitted indebtedness, capital expenditures, and acquisition baskets.

Metalico also financed $10.4 million of the cost of its Buffalo shredder with First Niagara Leasing, Inc. The shredder loan amortizes over ten years at a fixed interest rate of 4.77%.

Expansion Update

Metalico is focused on growing its business from within and leveraging the operating platform that it has established in our core markets.

Metalico’s strategy is to become more active in its existing markets by acquiring salvage automobiles at the source and harvesting many of the components that other Company locations process in their operations, such as converters, batteries, rims, motor blocks and auto hulks.

The Company’s new 4,000 horsepower Buffalo shredder has commenced operations. The full commissioning process is expected to take a few months but the facility’s first commercial sales orders for fragmented metal (shredder output) have already been booked and shipped. Shipping started in late February. Metalico’s goal is to ship 12,000 to 15,000 gross tons per month of shredded product primarily by rail using Company-owned and third-party high capacity rail cars.

In early 2011, Metalico purchased Goodman Services, Inc., a full service scrap recycling facility in Bradford, Pennsylvania, strategically located between our existing platforms in Ohio, New York and Pittsburgh.

In February, Metalico purchased Skyway Auto Parts, Inc., an auto dismantler in Buffalo with a 24-acre site located about three miles from the new shredder. Skyway sells used parts and junk auto bodies for shredding and will augment the flow of non-ferrous rich feedstock and add volume to the operations purchased at the low end of the raw materials price point, helping to improve margins.

As a result of 2011 hiring initiatives and renewed focus on the supply chain, the Company’s Pittsburgh region has more than doubled its non-ferrous sourcing and processing of primarily red metals, aluminum and stainless alloys. Volumes of non-ferrous throughput are expected to continue increasing through 2012. In light of the significant increase in volumes, Metalico is doubling its warehouse and processing space in Pittsburgh.

Metalico is growing its operations in Northern New Jersey with significant lease-hold improvements to a 75,600-square-foot office and warehouse facility in Elizabeth that will serve as the Company’s newest scrap metal buying yard. The facility will also house the Company’s New Jersey-based PGM recycling operations. The new facility will buy and process a combination of peddler, dealer and industrial scrap. Scrap procurement should begin in April and the Company expects to be a leading participant in the local scrap market.

Metalico’s PGM facility near Austin, Texas is now benefitting from new management which has already improved the unit’s performance. In the fourth quarter, the Austin division reinitiated buying non-ferrous scrap along with its trade in PGM’s and commenced the permitting process to expand the facility into a full-service scrap yard. All necessary construction and operating permits are now in hand and expansion efforts are under way. The yard is located adjacent to a major interstate highway in the middle of one of the fastest growing metropolitan corridors in the United States.

Metalico is focused on increasing its scrap yard buying network through acquiring and/or building in areas that will enhance its presence in those market regions where it already operates. The Company currently has a number of additional locations under review or in discussions to become part of the network. Metalico is maintaining strategic discipline on acquisitions, and is keeping options open for all opportunities as they arise.

Business Outlook

Ferrous: The Company expects ferrous scrap prices to remain stable, trading within a narrow range. Domestic and international consumer demand should remain firm through the middle of the year. Continued slow recovery of the US economy coupled with the resurgence of the energy and automotive industries is expected to continue driving demand for steel. Metalico scrap shipments are expected to trend significantly higher than last year as production from the new shredder expands to its optimal capacity.

Non-Ferrous: Demand for base metals such as copper, aluminum and stainless alloys should remain firm so long as the U.S. and Chinese economies do not experience significant slowdowns. Worldwide inflationary pressures should support metal prices in a narrow but volatile trading range through mid-year 2012. Metalico anticipates a brisk increase in non-ferrous scrap shipments as a result of ongoing expansion of our non-ferrous metal buying network in several core markets.

Aluminum De-ox: Demand and pricing for de-ox products have started the year off quite strong. As long as steel industry production remains around its current level of 78% utilization, de-ox demand should remain steady. Metalico expects to augment smelter production in 2012 by introducing two new aluminum alloy products intended to diversify its sales mix.

PGMs: Platinum Group prices are expected to trade in a wide and volatile range over the next few months from the effects of major world currency movements associated with the risks of ongoing European debt crises. Rising automobile production should help support stronger PGM pricing as well. Metalico’s PGM volumes are expected to be below 2011 totals as the Company works to restore metal margins to more acceptable levels.

Minor Metals: The Company continues to diversify the spectrum of the Minor Metals it handles as it grows the sector into a more important contributor. Demand from industry is robust, and consequently metal prices are trending upward. Continued strong results are expected from this sector, driven by high quality metal sourcing and exceptional customer relationships.

Lead Fabricating: The Company expects to benefit from its ongoing shift to marketing higher value-added products competitively priced in the marketplace and continued penetration into new markets. Raw material costs should stabilize but will remain susceptible to the vagaries of financial and monetary markets.

Annual Stockholders’ Meeting:

Metalico also announced that its Board of Directors has set the date of the Company’s 2012 Annual Meeting of Stockholders for Wednesday, June 6, 2012, at 9:30 a.m. local time, at the Embassy Suites Buffalo Hotel, 200 Delaware Avenue, Buffalo, New York. Stockholders of record as of the close of business on April 12, 2012 will be entitled to receive notice of and to participate at the 2012 Annual Meeting of Stockholders.

About Metalico

Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates twenty-one scrap recycling facilities in New York, Pennsylvania, Ohio, and West Virginia; six PGM and Minor Metals recycling facilities in New Jersey, Texas, and Mississippi; and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the first quarter of 2012, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

Table I – Unit Shipment Comparison
	Q4	Q3	Sequential	Q4	Year-over-year
	2011	2011	Change	2010	Change
Ferrous (gross tons)	107,000	135,800	-21%	100,800	6%
Non-Ferrous (pounds)	31,011,000	32,764,000	-5%	31,938,000	-3%
PGM (troy ounces)	27,000	29,200	-8%	37,700	-28%
Lead (pounds)	8,631,000	12,661,000	-32%	10,765,000	-20%
Minor Metals (pounds)	494,000	494,000	0%	499,000	-1%

Table II – Unit Price Comparison
					Year-
	Q4	Q3	Sequential	Q4	over-year
	2011	2011	Change	2010	Change
Ferrous (gross tons)	$422	$445	-5%	$368	15%
Non-Ferrous (pounds)	$0.94	$1.07	-12%	$0.95	-1%
PGM (troy ounces)	$1,056	$1,216	-13%	$1,117	-5%
Lead (pounds)	$1.62	$1.64	-1%	$1.51	7%
Minor Metals (pounds)	$23.92	$25.59	-7%	$18.29	31%

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenue	$131,720	$137,643	$660,907	$553,253

Costs and expenses Operating expenses	123,383	120,885	584,685	477,066
Selling, general, and administrative expenses	6,850	6,543	29,040	26,482
Depreciation and amortization	3,814	3,642	14,610	13,728
Gain on insurance recovery	–	–	–	(513)

	134,047	131,070	628,335	516,763

Operating income	(2,327)	6,573	32,572	36,490

Financial and other income (expense)
Interest expense	(2,248)	(2,300)	(9,358)	(9,837)
Accelerated amortization and other costs related to refinancing of senior debt	—	—	—	(3,046)
Financial instruments fair value adjustments	542	(1,718)	3,586	(496)
Equity in income (loss) of unconsolidated investee	84	30	(46)	28
Gain on debt extinguishment	—	—	243	101
Other	15	(18)	142	10

	(1,607)	(4,006)	(5,433)	(13,240)

Income (loss) from continuing operations before provision for income taxes	(3,934)	2,567	27,139	23,250
Provision (benefit) for federal and state income taxes	(862)	1,530	9,719	9,779

Income (loss) from continuing operations	(3,072)	1,038	17,420	13,471
Discontinued operations:
Loss from discontinued operations less benefit for income taxes	—	(1)	—	(9)

Net income	$(3,072)	$1,037	$17,420	$13,462

Diluted earnings per common share	$(0.06)	$0.02	$0.37	$0.29

Diluted Weighted Average Common Shares Outstanding:	47,460,369	46,495,116	47,376,134	46,454,177

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	December 31,	December 31,
	2011	2010
Assets:

Current Assets	$154,089	$143,705
Property & Equipment, net	91,361	70,215
Intangible and Other Assets	119,443	114,587

Total Assets	$364,893	$328,507

Liabilities & Stockholders’ Equity:

Current Liabilities	$38,850	$34,194
Debt & Other Long-Term Liabilities	134,141	126,998

Total Liabilities	172,991	161,192
Stockholders’ Equity	191,902	167,315

Total Liabilities & Stockholders’ Equity	$364,893	$328,507

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinancing of senior debt, income taxes, other (income) expense, equity in loss (income) of unconsolidated investee, depreciation and amortization, gain on debt extinguishment and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Year	Year
	December 31, 2011	December 31, 2010	Ended	Ended
			December 31, 2011	December 31, 2010
	(UNAUDITED)
		($ thousands)
EBITDA	$2,072	$10,926	$49,297	$53,013
Less:
Interest expense	2,248	2,300	9,358	9,837
Equity in loss (income) of unconsolidated investee	(84)	(30)	46	(28)
Accelerated amortization and other costs related to refinancing of senior debt	-	-	-	3,046
Gain on debt extinguishment	-	-	(243)	(101)
Stock-based compensation	585	711	2,115	2,795
Provision (benefit) for federal and state income taxes	(862)	1,530	9,719	9,779
Depreciation and amortization	3,814	3,642	14,610	13,728
Financial instruments fair value adjustments	(542)	1,718	(3,586)	496
Other	(15)	18	(142)	(1)

Net income (loss)	($3,072)	$1,037	$17,420	$13,462